Exhibit 10.14

42249

SOUTHWEST GAS CORPORATION

INCREMENTAL NATURAL GAS FACILITIES AGREEMENT

This INCREMENTAL NATURAL GAS FACILITES AGREEMENT is made and entered into as of the 24 day of February, 2014, by and between SOUTHWEST GAS CORPORATION, a California corporation (the “Utility”) and ENVIRONMENTAL ALTERNATIVE FUELS, LLC, a Delaware limited liability company (the “Customer”) (each referred to individually as a “Party” and collectively as the “Parties”).

The Utility’s Arizona Gas Tariff (“Tariff’) as authorized by and on file with the Arizona Corporation Commission shall apply to the transaction to be performed hereunder, and is hereby incorporated by reference into this Agreement. Nothing in this Agreement shall be construed in any manner as limiting or modifying the rights or obligations of either Party under the Utility’s Tariff. This Agreement, all terms and provisions contained or incorporated herein, and the respective obligations of the Parties hereunder are further subject to all valid laws, orders, rules, and regulations of duly constituted authorities having jurisdiction over the subject matter of this Agreement. This Agreement shall at all times be subject to such changes or modifications by the Arizona Corporation Commission as it may from time to time direct in the exercise of its jurisdiction.

In consideration of the mutual covenants and agreements as herein set forth, the Utility and the Customer agree as follows:

ARTICLE I - DELIVERY POINT AND FACILITIES

Delivery of natural gas by the Utility shall be to the Customer’s site at 8301 W. Sherman Avenue, Tolleson, Arizona in a mutually agreeable location to serve the maximum operational load requirement of 200,000 CFH at a minimum of one hundred - twenty-five (125) psig.

The Utility will construct a Steel main approximately 1,135 feet in length (referred to as the “Main”) from existing facilities; a Steel service line; and a meter set assembly with pressure regulation. Collectively, the pipe, meter set assemblies, service lines, regulators and other appurtenant devices generally described above are the “Incremental Natural Gas Facilities” that are the subject of this Agreement.

Should the Customer request higher delivery pressure or an hourly flow rate greater than what is specified by Customer in this Agreement for the Peak Load Requirement, the Utility may need to construct additional facilities under a separate agreement. Extension and construction of any additional facilities shall be made in accordance with Utility’s Tariff in effect at the time of the Customer’s requested increase in pressure or hourly flow rates. It is the responsibility of the Customer to initiate said request to the Utility.

ARTICLE II - CONTRIBUTION IN AID OF CONSTRUCTION

This Agreement shall serve as a long-term incremental natural gas facilities extension agreement. Construction of the Incremental Natural Gas Facilities will allow Utility to provide Customer with natural gas sales or transportation service under a separate service agreement, if necessary, to be executed between Utility and Customer. As a condition to this Agreement, Customer agrees to pay Utility for all natural gas service rendered by Utility in accordance with Utility’s applicable approved Tariff Rate Schedules, along with all applicable rules, terms and conditions of the Tariff, and the terms and conditions of this Agreement. Payment under this Agreement is a term of service. Nothing in this Agreement shall prevent the Parties from entering into a separate service agreement, if necessary, for sales or transportation service.

As a condition precedent to formation of this Agreement and before any obligation by Utility to perform, Customer agrees to pay Utility an Estimated Contribution in Aid of Construction (“Estimated CIAC”) equal to the estimated cost of the Incremental Natural Gas Facilities and installation, less any allowance to which Customer may be entitled. Based upon the Utility’s estimated construction costs, the Estimated CIAC shall be ZERO U.S. DOLLARS ($0).

Once the Incremental Natural Gas Facilities have been installed and are operational, the Utility will determine the Actual Contribution in Aid of Construction (“Actual CIAC”) which will be equal to the actual cost of the Incremental Natural Gas Facilities and installation, less the final amounts for the items deducted and added to determine the Estimated CIAC in the paragraph above. If the Estimated CIAC paid by Customer is less than the Actual CIAC, Customer hereby agrees to pay to Utility the difference between the Actual CIAC and the Estimated CIAC within thirty (30) days of presentment of an invoice by Utility. If the Estimated CIAC is greater than the Actual CIAC, Utility will refund the difference to Customer.

Notwithstanding the payment of any amounts by Customer, the Incremental Natural Gas Facilities will be owned and operated by the Utility.

ARTICLE III - TERM OF AGREEMENT

This Agreement shall become effective upon execution by both Parties hereto and shall continue in effect for a term commencing on the first day of the month following the later of April 1, 2014 (“Requested In-Service Date”) or the earliest date that the Utility is prepared to initiate service, and ending five (5) years thereafter. The beginning of this five-year period shall be known as the “In-Service Date.”

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ARTICLE IV - NOTICES

Unless herein provided to the contrary, any notice called for in this Agreement shall be in writing and shall be considered as having been given if sent personally, by certified mail with all postage and charges prepaid, or by facsimile to either Customer or Utility at the place designated below. Routine communications shall be considered as having been given when sent by regular mail or email. Unless changed, the addresses of the Parties are as follows:

SOUTHWEST GAS CORPORATION	ENVIRONMENTAL ALTERNATIVE FUELS, LLC

Attn: Key Account Management	Attn: Damon Cuzick
P.O. Box 98510	9899 W. Roosevelt Street
Las Vegas, NV 89193-8510	Tolleson, AZ 85353
Ph. No. 702-364-3063	Ph. No. 623-907-6626
Fax No. 702-365-5904	Fax No. 623-907-6400
Email: KeyAccountManagement@swgas.com	Email: dc@fswaz.com

Either Party may change its address at any time upon written notice to the other.

ARTICLE V - OTHER OPERATING PROVISIONS

A. MINIMUM ANNUAL PAYMENT

The period commencing on the In-Service Date and ending twelve (12) months thereafter, and every succeeding twelve month period, shall be the “Contract Year”. During each Contract Year, Customer is responsible for making a Minimum Annual Payment to Utility in the amount of ONE HUNDRED THIRTY-TWO THOUSAND U.S. DOLLARS ($132,000). In any Contract Year in which the aggregate of the delivery and demand charges (as defined in the Tariff) paid by Customer is less than the Minimum Annual Payment, then Customer shall pay to Utility, upon demand, an amount equal to the difference between Customer’s aggregate delivery and demand charge payments for that year and the Minimum Annual Payment. The delivery and demand charges will be stated in the Customer’s applicable rate schedule or in a service agreement with Utility. For the purpose of these calculations, the delivery charge shall include the monthly Basic Service Charge.

B. INSTALLATION AND COMPLETION OF FACILITIES

Utility shall install, own, operate, and maintain all natural gas facilities as required to provide gas service to the delivery point as described in Article I. Customer hereby grants Utility such rights of ingress and egress as may be necessary or convenient to enable the Utility to install, operate, inspect, maintain, repair and remove meters, gauges, pipelines, fittings and regulators, and all other equipment and apparatus which the Utility may elect to install as described in Article I, or to complete a survey of the number and type of natural gas equipment installed by the Customer. Customer agrees that no buildings, structures, fences or trees shall be placed upon, over or under said parcel of land, except for street, road or driveway purposes, which Customer agrees shall not interfere with Utility’s exercise of the rights herein granted. Customer agrees to pay for all direct damage, if any, sustained to the Incremental Natural Gas Facilities as a result of the negligence of Customer and/or its agents and/or contractors.

Utility may employ contractors to construct facilities, and doing so does not impose third party beneficiary status upon the Customer. Utility may in its sole discretion, elect to bid the work to contractors or to engage in other arrangements, such as a sole source. If Customer does not object before such work commences, Customer agrees to waive any claim to the reasonableness of the process employed by Utility to assign the work. To the extent Utility installs all or a portion of the facilities on property owned by others not the Customer, Utility may not have a right to reimbursement from the property owner for extra costs or delay caused by encountering conditions on the land (e.g., environmental contamination, adverse digging conditions, archeological sites, etc.). Utility will endeavor to inform Customer of any such conditions, but in all events, Customer agrees to pay for the costs as they are incurred without regard to whether the Customer receives advance notice of such additional work or contract time. At its option, Utility may elect to assign to the Customer any and all of Utility’s rights to reimbursement from the property owner, and in such event Utility will cooperate with the Customer’s claim or suit. However if Utility elects against such assignment, Customer agrees that it will not pursue any legal action against the land owner.

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Utility agrees to work with due care in the exercise of its rights on the property and to restore the Customer’s property to a condition that is reasonably similar to that which existed before the work was performed, and to pay for all direct damage, if any, sustained to the Customer’s property as a result of the negligence of Utility and/or its agents and/or contractors related to the installation of the Incremental Natural Gas Facilities.

In the event that Customer is eligible for and elects to take transportation service at any time during the term of this Agreement, Customer may be responsible for the costs of telemetry equipment and installation in accordance with Utility’s Tariff and the terms and conditions of this Agreement. Customer shall provide phone and electric service to Utility’s meter set assembly per Utility’s specifications.

Utility makes no representations, warranties, or promises, either express or implied, with respect to the completion date for construction of the Incremental Natural Gas Facilities. However, Utility will use all commercially reasonable efforts to complete the Incremental Natural Gas Facilities by the Customer’s Requested In-Service Date.

C. LIMIT OF LIABILITY

Neither Utility, nor its affiliates, subcontractors, agents and/or employees shall be liable for any special, incidental, indirect, exemplary, consequential, or any other damages, including, without limitation, loss of product, loss of profit or revenue, loss of use, costs of replacement power or supply, or delivery obligations as a result of any delay in completing construction of the Incremental Natural Gas Facilities by the Requested In-Service Date, even if Utility has been advised of the possibility of such damages.

D. FINANCIAL SECURITY REQUIREMENTS

As a condition precedent to formation of this Agreement and before any obligation by Utility to perform, Customer shall, as a material obligation of this Agreement, provide Utility with financial security in the form of a duly executed Irrevocable Letter of Credit in favor of Utility with a financial institution having an investment grade credit rating, or some other form of financial security acceptable to Utility (“Financial Security”). A decline in the credit rating of any financial institution or other entity providing Financial Security on behalf of Customer below investment grade or its equivalent must be cured within twenty (20) calendar days of written notice by Utility to Customer of such decline. The Parties expressly acknowledge and agree that the failure of Customer to furnish Utility with a new or replacement Financial Security within such twenty (20) day period shall be deemed an act of default and constitute a material breach of this Agreement. If a breach has occurred as aforementioned, Utility has the right to (1) draw against the Financial Security for the partial or full amount, the proceeds of which shall be considered payment for Utility’s Incremental Natural Gas Facilities, and (2) terminate this Agreement without further obligation.

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Such Financial Security shall be in an initial amount of FIVE HUNDRED TEN THOUSAND SEVEN HUNDRED SIXTY-THREE U.S. DOLLARS ($510,763), and/or as modified for reasonably anticipated or actual construction costs and shall be in a form acceptable to Utility. Utility may request assurances of payment or additional security and failure to provide such assurances or security is grounds for termination of this Agreement. Upon written request from Customer, Utility hereby agrees to review Customer’s account to verify compliance with Article V. A). of the Agreement for the purpose of reducing the amount of Financial Security. Upon written confirmation from Utility that Customer has complied with Article V. A). to the satisfaction of Utility, Customer shall be permitted to reduce the Financial Security in accordance with Table 1 and if necessary, Utility shall provide a written statement to the financial institution or other entity which issued the Financial Security consenting to the specified reduction of the Financial Security.

Table 1 - Financial Security Requirements

Contract Year	Security Amount
Prior to Commencement of Construction	$510,763
1	$510,763
2	$408,610
3	$306,458
4	$204,305
5	$102,153

The Financial Security shall be procured at Customer’s sole expense and shall remain in full force and effect at all times from the execution date of this Agreement and throughout the term of this Agreement, as defined in Article III. In addition, the Financial Security shall remain in full force and effect until the Customer has satisfied all its obligations under this Agreement.

Such Financial Security shall not be canceled, terminated, or materially changed with less than sixty (60) days prior written notice having been given to Utility. In the event of the cancellation or termination of such Financial Security, Customer shall be required to furnish Utility with a new or replacement Financial Security acceptable to Utility no later than thirty (30) calendar days prior to the effective date of the cancellation or termination of the prior Financial Security. The Parties expressly acknowledge and agree that the failure of Customer to furnish Utility with a new or replacement Financial Security no later than such thirty (30) day period shall be deemed an act of default and constitute a material breach of this Agreement. If a breach has occurred as aforementioned, Utility has the right to (1) draw against the Financial Security for the partial or full amount, the proceeds of which shall be considered payment for Utility’s Incremental Natural Gas Facilities, and (2) terminate this Agreement without further obligation. If Utility receives written notice that Customer’s Financial Security is subject to cancellation, termination, or material change, Utility shall provide such notice to the Customer via photocopy within five (5) business days of receiving such notice.

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E. RECOVERY OF COSTS

Customer acknowledges that, between the effective date of this Agreement and the date the Incremental Natural Gas Facilities have been installed and are operational, Utility shall incur certain costs and expenses in furtherance of construction of the Incremental Natural Gas Facilities, including, but not limited to, permitting, engineering design, surveying, and materials procurement. In the event: (i) Customer notifies Utility that Customer does not intend to complete its planned facilities and operations; (ii) Utility has reasonably determined that progress has materially halted for a period of thirty (30) continuous calendar days, for whatever reason(s); or (iii) Utility terminates this Agreement due to a material breach by Customer of this Agreement or Utility’s Tariff, prior to the In-Service Date, Utility shall determine the total costs owed by Customer for any costs incurred by Utility as of such date, and then Customer shall reimburse Utility for all such costs and expenses incurred by Utility, but only to the extent such costs are directly related to the Incremental Natural Gas Facilities and this Agreement shall be deemed terminated. Failure to reimburse Utility constitutes a breach of this Agreement, and Utility has the right to (1) draw against the Financial Security for the partial or full amount, the proceeds of which shall be considered payment for the portion of Utility’s Incremental Natural Gas Facilities installed up to the date of the draw, and (2) terminate this Agreement without further obligation.

It is expressly understood and agreed by Customer that the obligation to reimburse Utility for the costs associated with the Incremental Natural Gas Facilities shall survive the termination of this Agreement by either Party for any reason. Customer also agrees that, in all events, Utility will retain ownership of the Incremental Natural Gas Facilities free and clear of any claim by Customer.

F. CONFIDENTIALITY

Neither Utility nor Customer, nor their respective affiliates, directors, officers, employees, agents or permitted assignees shall disclose to any third party the terms and provisions of this Agreement without the other Party’s prior written consent, except as required by law or by any regulatory, state, or federal government authority (including any court). Confidential disclosure is permitted, without written permission, to the following: consultants, attorneys, advisors and affiliated companies having common ownership with a Party (e.g. a parent or subsidiary company).

G. BILLING DEPOSIT

Any billing deposit will be charged in accordance with Utility’s Tariff.

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ARTICLE VI - REGULATORY REQUIREMENTS

The Customer shall not knowingly take any action which would subject the Utility to the jurisdiction of the Federal Energy Regulatory Commission, the Department of Energy, or any successor governmental agency. Any such action shall be cause for immediate termination of this Agreement.

Should the Federal Energy Regulatory Commission, the Arizona Corporation Commission or any other regulatory or successor governmental agency having jurisdiction, impose by rule, order or regulation any terms or conditions upon this Agreement which are not satisfactory to the Utility, then the Utility upon the issuance of such rule, order or regulation, and by written notification to the Customer, may terminate this Agreement upon the effective date of such rule, order, or regulation. Notwithstanding this right to terminate, in the event either Party becomes aware of governmental action, or the threat of governmental action, which could trigger rights under this Article VI, such Party shall notify the other of the action or threatened action and the Parties thereafter shall engage in good faith efforts, for a period not to exceed sixty (60) days, to negotiate additional terms to address the circumstances that are the subject of the rule, order, or regulation prior to exercising any termination rights under this Agreement.

ARTICLE VII - SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No assignment or transfer by Customer hereunder shall be made without prior written approval of Utility. Such approval shall not be unreasonably withheld. As between the Parties hereto, such assignment shall become effective on the first day of the month following the later of Utility’s written consent to such assignment or the effective date of such assignment.

ARTICLE VIII - RELATIONSHIP OF THE PARTIES

Nothing in this Agreement shall be construed to create any partnership, joint venture, employment relationship, franchise, or agency as between the Parties. The relationship of the Parties hereunder shall be that of independent parties. Neither Party is intended to have, nor shall either represent to any other person that it has any power, right or authority to bind the other Party, or to assume or create any obligation or responsibility, express or implied, on behalf of the other Party, except as expressly required or authorized by this Agreement, or as otherwise permitted in writing.

Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to the Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to the Agreement, nor shall any provision give any third person the right of subrogation or action over any Party to the Agreement.

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ARTICLE IX - AUTHORITY TO EXECUTE; MODIFICATIONS

Each Party represents and warrants that the person executing the Agreement on its behalf has the right, power, and authority to bind the Party to the respective terms and conditions of this Agreement. Modifications or changes to this Agreement must be in writing and signed by both Parties.

ARTICLE X - SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner so as to be effective and valid under applicable law. If any provision of this Agreement shall be deemed to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity. Such prohibition or invalidity shall not invalidate the remainder of the provision or the other provisions of this Agreement.

ARTICLE XI - CUMULATIVE RIGHTS; NO WAIVER OF RIGHTS

Each and every right granted to a Party or allowed by law or equity shall be cumulative and not exclusive. No failure to exercise, or a delay in exercising any right, will operate as a waiver thereof, nor will any single or partial excuse of any right by a Party preclude any other or future exercise thereof or the exercise of any other right.

ARTICLE XII - GOVERNING LAW

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the state of Arizona, without consideration of its choice of law provisions. All Parties agree that the Arizona Corporation Commission has exclusive jurisdiction to resolve disputes over the construction, meaning, and operation of this Agreement.

ARTICLE XIII - HEADINGS; ENTIRE AGREEMENT

The headings appearing at the commencement of each article of this Agreement are descriptive only and for convenience, and shall not define, limit, or describe the scope or intent of this Agreement, nor in any way affect this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement. The Agreement supersedes all prior agreements and understandings, oral or written, between the Parties, regarding the subject matter of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

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The signatures of the duly authorized representatives of the Parties below represent the mutual acceptance of this Agreement.

SOUTHWEST GAS CORPORATION		ENVIRONMENTAL ALTERNATIVE FUELS, LLC
“Utility”		“Customer”

By:	/s/ Randy Gabe	By:	/s/ Danny Cuzick
	Randy Gabe		Danny Cuzick
Title:	Vice President Gas Resources	Title:	CEO

Date:	3/3/14	Date:	2/24/14

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